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                                                                      EXHIBIT 15
September 9, 2005

Albertson's, Inc.
Boise, Idaho

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Albertson's, Inc. and subsidiaries for the thirteen week periods ended August 4, 2005 and July 29, 2004, as indicated in our report dated September 9, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the thirteen week period ended August 4, 2005, is incorporated by reference in Registration Statement Nos. 33-54998 and 333-113995 on Form S-3 and Registration Statement Nos. 2-80776, 33-2139, 33-7901, 33-15062, 33-43635, 33-62799, 33-59803, 333-121020, 333-82157,
333-82161, 333-87773, 333-73194 and 333-63019 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/DELOITTE & TOUCHE LLP
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Boise, Idaho